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                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: (858) 509-9899
                                                    jcartwright@sola.com


       SOLA INTERNATIONAL ANNOUNCES PROPOSED RECAPITALIZATION, INCLUDING
             PUBLIC OFFERING OF SIX MILLION SHARES OF COMMON STOCK

SAN DIEGO, CA November 4, 2003 - SOLA International Inc. (NYSE: SOL) today announced a proposed recapitalization, including plans to sell up to 6,000,000 shares of its common stock in a public offering (the "Offering") pursuant to a prospectus supplement filed today under the Company's recently filed $400 million universal shelf registration statement. In connection with the Offering, SOLA would also grant to the underwriters an option to purchase up to 900,000 shares of its common stock to cover over-allotments. The Company intends to use the net proceeds of the offering to redeem 35% of its outstanding 11% Senior Notes due March 15, 2008 and for general corporate purposes.

The Offering is being executed as part of a recapitalization of SOLA. The primary purpose of the recapitalization is to reduce SOLA's interest expense and leverage and to simplify and add greater flexibility to the Company's capital structure. The recapitalization is expected to involve the following additional transactions, both of which SOLA expects to complete in a reasonable time period following the completion of this offering:

      - The establishment of a new credit facility with a group of banks and other lenders providing for a six-year term loan of $175 million and a five-year revolving credit facility of $50 million; and

      - A tender offer and consent solicitation with respect to the Company's 11% Senior Notes due March 15, 2008.

As a result of this recapitalization, the Company expects to save approximately $17 to $19 million in cash interest expense per annum.

UBS Investment Bank and J.P. Morgan Securities Inc. will act as joint book-running managers for the Offering. Robert W. Baird & Co. and First Albany Corporation will act as co-managers for the Offering. When available, copies of the preliminary prospectus supplement relating to the Offering may be obtained from the offices of UBS Investment Bank, 299 Park Avenue, New York, NY 10171 and J.P. Morgan Securities, One Chase Manhattan Plaza, New York, NY 10081.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the common stock described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The
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offering may be made only by means of a prospectus and related prospectus supplement.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2003. The words "believe", "expect", "anticipate", "estimate", "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,800 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com. Information contained on our web site is not part of the prospectus supplement or prospectus.